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                                                                   EXHIBIT 10.05

                              EMPLOYMENT AGREEMENT

         This Employment Agreement ("Agreement") is entered into by and between Niku Corporation, a Delaware corporation (the "Company") and Rhonda Dibachi (the "Executive") (together the "Parties") as of October 18, 2002.

                                    RECITALS

         WHEREAS, the Executive is currently the Executive Vice President of Planning and Strategy of the Company;

         WHEREAS, the Company and the Executive have not set forth the terms and conditions governing their employment relationship;

         WHEREAS, the Company and the Executive desire to set forth the terms and conditions governing such relationship; and

         WHEREAS, the Company also wishes to obtain certain other agreements from Executive, including a Proprietary Information and Invention Assignment Agreement, a Tag-Along Agreement with Limar Realty Corp. #30, a Waiver and Release Agreement, a Voting Agreement, a Non-Solicitation and Non-Interference Agreement and the other agreements set forth herein.

         NOW, THEREFORE, intending to be legally bound hereby, the Parties hereto agree as follows:

1. AT-WILL EMPLOYMENT. The Executive's employment with the Company is, and will continue to be, at-will and, accordingly, may be terminated by either party at any time and for any reason, subject to the provisions of Section 3 below.

2.       COMPENSATION.

         a. Base Salary. In consideration of the services to be rendered hereunder, the Executive shall be paid a base salary of Two Hundred Two Thousand Five Hundred Dollars ($202,500) per year (the "Base Salary"), payable at the time and pursuant to the procedures regularly established by the Company.

         b. Bonuses. At the sole and complete discretion of the Compensation Committee (the "Committee") of the Company's Board of Directors (the "Board"), the Executive may be eligible to receive an annual performance-based bonus. Such bonus, if any, shall be payable as determined by the Committee.

         c. Benefits. The Executive shall be entitled to participate in such benefit plans, programs, policies and arrangements as maintained by the Company, from time to time, for employees of the Executive's level, so long as the Executive is eligible under such benefit plans in accordance with their respective terms.
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3.       PROPRIETARY INFORMATION AND INVENTION ASSIGNMENT AGREEMENT. The
         Executive agrees that as a condition of the Company entering into this Agreement and agreeing to make the payments hereunder, she will promptly execute a copy of the Company's Standard Proprietary Information and Invention Assignment Agreement, covering all periods of her employment with the Company.

4. TAG-ALONG AGREEMENT. The Executive agrees that, as a condition of the Company entering into this Agreement and agreeing to make the payments hereunder, she will, if requested to do so by the Company, execute a Tag-Along Agreement substantially in the form attached hereto as Exhibit A.

5. TERMINATION OF EMPLOYMENT. In the event that the Company terminates the Executive's employment with the Company for any reason other than "Cause" (as defined below), or in the event the Executive voluntarily resigns her employment for "Good Reason" (as defined below), then:

         (a) The Company shall pay the Executive Sixteen Thousand Eight Hundred Seventy Five Dollars ($16,875.00) per month for a period of six months, with the first payment due within one
                  (1) business day of the date of termination or resignation.

         (b) The Company shall provide the medical, dental and vision benefits accorded to other executives of the Company for a period of twelve (12) months from the date of termination or resignation either directly or, at the option of the Company, through reimbursement of COBRA payments.

         (c) The Company shall treat Executive's Company stock options in accordance with the plan and/or agreement governing such stock options.

         (d) The Executive (and the Executive's Family Trust, in the case of subsection 5(d)(ii)) shall promptly execute the agreements set forth in this Section 5(d):

                  (i) A Waiver and Release Agreement releasing any and all actual or potential claims she may have against the Company as of the date of the Waiver and Release Agreement;

                  (ii) A Voting Agreement in a form reasonably satisfactory to the Company agreeing to vote all shares owned or controlled by her in the manner recommended unanimously by the Board for a period ending upon the earlier of (A) the date that is three (3) years from the date of termination or resignation, or (B) the date immediately following the date of closing of a merger or consolidation of the Company with any other corporation or entity, or other corporation reorganization of the Company, in which the holders of the Company's outstanding voting stock immediately prior to such transaction own, immediately after such transaction, securities representing less then fifty percent (50%) of the voting power of the corporation or other entity surviving


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                           such transaction, or the closing of the sale of all
                           or substantially all of the assets of the Company;
                           and

                  (iii) A Non-Solicitation and Non-Interference Agreement providing that, for a period of one (1) year from the date of termination or resignation, she will not, either directly or indirectly:

                           (A) Attempt to recruit or solicit any employee of the Company or make known to any person, firm or corporation the names or addresses of, or any information pertaining to, any current or former employees of the Company.

                           (B) Attempt to call on, solicit or take away any customers or clients of the Company or any other persons, entities, or corporations with which the Company has had or has contemplated any business transaction or relationship during the Executive's employment with the Company, including, but not limited to, investments, licenses, joint ventures, and agreements for development.

         (e) Upon execution of the agreements set forth in Section 5(d), the Company shall pay the Executive the following additional amounts at the times set forth below:

                  (i) $50,000 within one (1) business day of upon execution of the agreements set forth in Section 5(d); and

                  (ii) $84,792 per quarter for three quarters, with the first quarterly payment occurring within one (1) business day of execution of the agreements set forth in Section 5(d), the second occurring ninety (90) days after the date of the first payment, and the third quarterly payment occurring one hundred eighty
                           (180) days after the date of the first payment, provided, however, that if the Company fails to make any quarterly payment within five (5) business days of its due date, then all remaining quarterly payments shall become immediately due and payable, and all agreements set forth in Section 5(d) shall be cancelled and of no further force or effect.

         (f) The Executive acknowledges and agrees that, aside from the payments set forth in the Section 5, the Executive shall not be entitled to receive any other severance or other form of compensation or benefits from the Company upon the termination of her employment.

         (g) For purposes of this Agreement, "Cause" shall mean (i) the Executive's commission of a felony or other criminal act involving moral turpitude or any criminal act of dishonesty that is detrimental to the Company, or (ii) the Executive's willful and repeated violation of written Company policies after the Executive has received written notice of such violation. For purposes of this Agreement, "Good Reason" shall mean (a) the Company's reduction of the Executive's duties and responsibilities and/or compensation without the Executive's consent, (b) the


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                  Board's failure to provide the Executive with its unanimous support for her continuation as Executive Vice President of Planning and Strategy, or (c) the Company's relocation of the Executive to a facility or location more than 25 miles from the Company's current principal offices in Redwood City, California without the Executive's consent.

6. NON-DISPARAGEMENT. The Company, including its Directors, and the Executive agree that, both during the Executive's employment with the Company and after the termination of her employment, they will not, at any time, make, directly or indirectly, any oral or written statements that are disparaging of the other party or, in the case of the Company, any of its present or former officers, directors, agents, or employees. This provision will continue to be applicable even after any Director's departure from the Board.

7. WITHHOLDING. The Executive acknowledges and agrees that any payments made under the terms of this Agreement shall be subject to all applicable tax withholding.

8. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and assigns. This Agreement shall be binding upon the Executive and shall not be assignable by Executive. The provisions of this Agreement shall continue in force notwithstanding Executive's death or disability.

9. SPECIFIC PERFORMANCE AND INJUNCTIVE RELIEF. The Company and Executive agree that in the event of any breach by either Party of any provision contained in this Agreement, the Company and Executive shall be entitled (in addition to any other remedy that may be available to them) to the extent permitted by applicable law (i) a decree or order of specific performance to enforce the observance and performance of such covenant, obligation or other provision, and (ii) an injunction restraining such breach or threatened breach.

10. WAIVER. The Company's waiver of the Executive's breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by the Executive.

11. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the Company and the Executive relating to the Executive's employment with, and termination from, the Company and this Agreement supersedes and replaces any prior verbal or written agreements between the Parties as to the matters covered herein. This Agreement may be amended or altered only in a writing signed by a designee of the Board and the Executive.

12. APPLICABLE LAW. This Agreement and all rights, duties and remedies hereunder shall be governed by, construed and enforced in accordance with the laws of the State of California, without reference to its choice of law rules.


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13.      SEVERABILITY. Each provision of this Agreement is severable from the others, accordingly should any provision, portion or part of this Agreement be held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions, portions or parts shall be unaffected and shall continue in full force and effect, and said invalid, void or unenforceable provision(s), portion(s) or part(s) shall be deemed not to be part of this Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first written above.

         THE COMPANY                                          THE EXECUTIVE

By:  /s/ Joshua Pickus                                /s/ Rhonda Dibachi
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                                                      Rhonda Dibachi

Its:  CFO
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